Exhibit 99.1

H.O. Hirt Trustees & Erie Indemnity Company Board of Directors Elect
Third Trustee to Succeed F. William Hirt

Erie, Pa., July 20, 2007 – Elizabeth Hirt Vorsheck has been named as a new individual trustee of the H. O. Hirt Trusts. In her role as trustee of the H.O.Hirt Trusts, Mrs. Vorsheck replaces her father, F. William Hirt, who died Friday, July 13. According to the Trust Agreement the remaining trustees, Susan Hirt Hagen and Sentinel Trust Company, LBA, and the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) each has one vote to select a new trustee. The decision to appoint Mrs. Vorsheck was unanimously agreed to late yesterday by both remaining trustees and the Erie Indemnity Board.

Mrs. Vorsheck is a granddaughter of the late H.O. Hirt, who founded the Erie Insurance Exchange and its management company, the Erie Indemnity Company, in 1925. Mr. Hirt established the H.O. Hirt Trusts in 1967 for the initial benefit of his children F. William Hirt and Susan Hirt Hagen and their respective families. The trusts hold a majority of Erie Indemnity Company Class B voting stock, which is divided between the trusts.

F. William Hirt also served as non-executive chairman of Erie Indemnity Company’s Board of Directors. While the board considers his replacement, Jeffrey A. Ludrof, president & CEO of the Company, will chair all Board and shareholder meetings in accordance with the Company’s bylaws.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.